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                                                                     EXHIBIT 5.1


                               September 30, 1999



@pos.com, Inc.
3051 North First Street
San Jose, CA  95134

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 30, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,699,891 shares of your Common Stock reserved for issuance under the 1996 Stock Plan and the PenWare, Inc. 1992 Employee Stock Option Plan (the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceeding proposed to be taken by you in connection with the sale and issuance of the Shares under the 1996 Stock Plan and the PenWare, Inc. 1992 Employee Stock Option Plan.

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

                                            Very truly yours,


                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation